AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (hereinafter called the “Merger Agreement”) is made as of January 29, 2008, by and between PubliCARD, Inc., a Pennsylvania corporation (“PubliCARD”), and Chazak Value Corp., a Delaware corporation (“Chazak”). PubliCARD and Chazak are sometimes referred to herein as the “Constituent Corporations.”

Whereas, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) has confirmed PubliCARD’s First Amended Plan of Reorganization (as the same may be modified or amended by the Bankruptcy Court from time to time, the “Plan of Reorganization”);

Whereas, the Plan of Reorganization provides that PubliCARD will be reorganized as Chazak under chapter 11 of the United States Bankruptcy Code;

Whereas, the Plan of Reorganization provides that, on the effective date of the plan, the common stock and preferred stock of PubliCARD will be automatically cancelled without further action, and that holders of Allowed Interests (as such term is defined in the Plan of Reorganization) arising under or in connection with PubliCARD’s common stock or preferred stock will receive, in exchange for their claims, common stock of Chazak;

Whereas, Chazak has been incorporated as a wholly-owned subsidiary of PubliCARD;

Whereas, the authorized capital stock of PubliCARD consists of (i) 40,000,000 shares of common stock, and (ii) 1,000 shares of preferred stock;

Whereas, the authorized capital stock of Chazak consists of 60,000,000 shares of common stock; and

Whereas, the officers of PubliCARD, acting pursuant to Sections 6.5(b) and 6.6(d) of the Plan of Reorganization, and the Board of Directors of Chazak have determined that it is advisable and to the advantage of said corporations that PubliCARD merge with and into Chazak upon the terms and subject to the conditions herein provided.

Now, Therefore, the parties do hereby adopt and approve this Merger Agreement and do hereby agree that PubliCARD shall merge with and into Chazak on the following terms, conditions and other provisions:

I.	Terms and conditions

A. Merger. PubliCARD shall be merged with and into Chazak (the “Merger”), and Chazak shall be the surviving corporation (the “Surviving Corporation”) effective upon the filing of a certificate of merger with each of the Delaware Secretary of State and the Pennsylvania Department of State (the “Effective Time”).

B. Succession. At the Effective Time, Chazak shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of PubliCARD, except insofar as it may be continued by operation of law, shall be terminated and cease.

1.

C. Transfer of Assets. At the Effective Time, as set forth in and subject to the Plan of Reorganization, all Assets (as such term is defined in the Plan of Reorganization) of PubliCARD (including, but not limited to, PubliCARD’s equity interests in any domestic or foreign subsidiary), wherever situated, shall vest in the Surviving Corporation.

D. Stock of PubliCARD and Chazak. At the Effective Time, subject to the Plan of Reorganization, (1) each share of common stock of Chazak issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares without any further action on the part of the Constituent Corporations or their shareholders, and (2) except as otherwise provided in the Plan of Reorganization, holders of Allowed Interests (as such term is defined in the Plan of Reorganization) arising under or in connection with the common stock or preferred stock of PubliCARD shall receive, in exchange for their claims, fully paid and nonassessable shares of common stock of Chazak in accordance with the Plan of Reorganization.

II.	Charter documents, directors and officers

A. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Chazak in effect at the Effective Time shall continue to be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Chazak in effect at the Effective Time shall continue to be the Bylaws of the Surviving Corporation.

B. Directors. The directors designated by the Funding Party (as such term is defined in the Plan of Reorganization) pursuant to Section 6.2 of the Plan of Reorganization shall become the directors of the Surviving Corporation at and after the Effective Time, to serve until the expiration of their terms and until their successors are duly elected and have qualified.

C. Officers. The officers of Chazak immediately preceding the Effective Time shall become the equivalent officers of the Surviving Corporation at and after the Effective Time to serve at the pleasure of its Board of Directors.

III.	Miscellaneous

A. Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of PubliCARD such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of PubliCARD and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of PubliCARD or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

2.

B. Amendment. At any time before the Effective Time, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective officers of Chazak and PubliCARD to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

C. Abandonment or Deferral. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the officers of either PubliCARD, Chazak, or both, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the officers of PubliCARD and Chazak, such action would be in the best interests of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that PubliCARD shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

D. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

3.

In Witness Whereof, this Merger Agreement is hereby executed on behalf of each of PubliCARD and Chazak and attested to by their respective officers thereunto duly authorized as of the date first written above.

PUBLICARD, INC., a Pennsylvania corporation

By:	/s/ Joseph E. Sarachek
Joseph E. Sarachek, CEO

CHAZAK VALUE CORP., a Delaware corporation

By:	/s/ Joseph E. Sarachek
Joseph E. Sarachek, CEO

4.